Principal Funds, Inc.

POWER OF ATTORNEY-Registration Statement on Form N-1A (File No. 033-59474)

The member of the board of directors of Principal Funds, Inc. (the Fund) whose signature appears below, hereby constitutes and appoints Michael J. Beer, Jennifer Block, David J. Brown, Adam Shaikh, Beth C. Wilson, and Clint Woods, and each of them, his/her true and lawful attorneys and agents, with full power and authority of substitution and resubstitution, to do any and all acts and things and to execute any and all instruments which said attorneys and agents, or any of them, may deem necessary or advisable or which may be required to enable the Fund to comply with the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended (collectively, the "Acts"), and any rules, regulations or requirements of the Securities and Exchange Commission in respect thereof, in connection with the filing and effectiveness of the following registration statements and any amendments thereto including specifically, but without limiting the generality of the foregoing, the power and authority to sign in the name and on behalf of the undersigned as a director and/or officer of the Fund any and all such registration statements and amendments filed with the Securities and Exchange Commission under the Acts, and any other instruments or documents related thereto, and the undersigned does hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

Date: October 21, 2015

/s/ Elizabeth A. Nickels
E. A. Nickels